CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, constituting part of the Post-Effective Amendment No. 8 to Registration Statement No. 333-166860 on Form F-3 to Form F-1 filed on July 29, 2011 of Asia Entertainment & Resources Ltd., of our report dated March 30, 2011 with respect to the consolidated financial statements of Asia Entertainment & Resources Ltd. as of  and for the year ended December 31, 2010, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York
July 29, 2011